Exhibit 99.1



Open letter from the Chairman of the Board:



            As we greet the New Year, Upgrade International Corporation's (OTCBB: UPGD) management is pleased to provide this report regarding the company.

                        Since early 1998, Upgrade's primary objective has been to commercialize the UltraCard technology. This continues to be Upgrade's primary objective. From the initial investment of $500,000 in exchange for 18% of UltraCard, Inc., Upgrade has gradually increased its ownership of UltraCard into a majority position, currently 54% (which was achieved in 2001). This increase in ownership, achieved through continuing infusions of capital into UltraCard, has driven the efforts toward commercialization of the UltraCard technology. We intend to continue to fund the research and development of UltraCard to commercialization.



                        Like most research and development companies, UltraCard has had numerous challenges and obstacles to overcome during the last four years. UltraCard's management believes that they have developed the technology to the point that it is now on the verge of commercialization. To that end, UltraCard has entered into a non-binding letter of intent ("LOI") and is in the process of finalizing a definitive agreement with Kaifa Technology (HK) Ltd, a subsidiary of Great Wall Technology ("Kaifa") to complete the development and manufacture of the UltraCard read/write assembly. UltraCard and Kaifa believe, after a preliminary review, that there is significant synergy between the UltraCard technology and Kaifa's existing products and manufacturing capabilities.



                        Established in 1985, Kaifa has become one of the world's largest OEM (original equipment manufacturer) suppliers of magnetic recording components for the leading hard disk drive (HDD) manufacturers. Products include head gimble assemblies (HGA), head stack assemblies (HSA), thin film, magnetoresistive (MR) and giant magnetoresistive (GMR) heads. Kaifa's expertise also includes automation and test equipment, servo/channel electronics and X & Y (a critical parameter of the UltraCard reader/writer) stage actuators (and related test equipment). Kaifa's corporate offices are located in Hong Kong and its manufacturing is done Shenzhen, People's Republic of China.



                        Kaifa is very familiar with China's "Golden Card" project and the potential it represents (Kaifa currently has one division that manufactures point of sales terminals which incorporate integrated circuit readers). We believe that UltraCard's technology will allow Kaifa to utilize its expertise (hard drive component and system manufacturing) to access this high growth marketplace. Once proven, Kaifa believes that UltraCard's "hard drive on a credit card" technology will represent one of the biggest opportunities in the ever-evolving hard drive industry.

                        Kaifa's proposed development and completion of UltraCard's read/write assembly is subject to, among other things, the negotiation and execution of definitive agreements, UltraCard's commitment of at least $3 million to Kaifa's commercialization effort, satisfactory completion of all due diligence, and approval of Upgrade's and Kaifa's boards of directors. Kaifa estimates that it will take approximately four (4) months from the time of funding to produce the first commercial units of the UltraCard reader/writer. The specifications in the LOI call for the first commercial reader/writer to be a 5 1/4" inch half height (the standard dimensions of a DVD, CD-ROM drive found in a personal computer tower). This form factor will be further reduced to a half height 3 1/2 inch" during the first year of production of the reader/writer.

                        We anticipate that the card will have a storage capacity of 20MB using GMR technology. Additionally, one of Kaifa's affiliated companies, Intercard Limited, has had preliminary discussions with UltraCard to produce the card body. The Kaifa and Intercard agreements, once finalized, will supercede all previously announced agreements concerning commercialization of UltraCard.



            The primary remaining piece to the commercialization of UltraCard's technology is the production of the "shim" insert (the proprietary hard drive-like media insert that is inserted into and extracted from the UltraCard card body when the UltraCard card body is inserted into the UltraCard read/write device). Currently, UltraCard is in negotiations with several potential manufacturers for the "shim" insert and expects to announce a manufacturing supply agreement sometime in the 2003 calendar year.

            Obtaining adequate funding for Upgrade and its subsidiaries has been extremely difficult over the past eighteen months. Changes in the valuation of technology stocks, along with the resultant decline in share prices (including Upgrade International Corporation's common stock) and the softening U.S. economy, have made the sources for capital for Upgrade extremely limited. During the last eighteen months, Upgrade has managed to raise minimal capital (primarily in the form of debt) to keep the company operational. This has enabled Upgrade to continue to operate where many development-stage companies were forced to cease operations. Upgrade has eliminated all but what it believes are its essential expenses. Upgrade's management, as well as its independent board members, currently continue to defer all compensation, as has been their practice during the past two years.

            Upgrade has reviewed many potential sources of non-dilutive financing and has entered into an agreement with a third party to provide capital ($15 million debt financing described in Upgrade's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 22, 2002). While Upgrade has performed under the agreement, the financing party has been unable to close on the transaction. Upgrade continues to focus on obtaining the necessary financing to commercialize the UltraCard technology, manage its existing debt, fund its operations to positive cash flow (our current estimates set this amount between $10-15 million), and minimizing the unnecessary dilution of our existing shareholders' value.

            Upgrade has developed a strategy of attempting to sell the exclusive marketing rights to the UltraCard technology in various geographic regions around the world. Upgrade is currently in negotiations for such exclusive licensing agreements among parties in Latin America, the Middle East and China. We have not, however, entered into any definitive agreements for licensing the UltraCard technology and there is no assurance that we will be able to successfully negotiate and consummate such agreements. If such licensing agreements are consummated, UltraCard will receive licensing revenue, which we believe will supply adequate capital to complete the commercialization process for UltraCard, as well as manage our existing debt and provide general operating capital for Upgrade.

            Additionally, Upgrade recently entered into a $3 million dollar debt financing, whereby Upgrade issued 85 million shares of its stock that will be held as collateral until the loan is paid in full and then returned to Upgrade. The loan bears an interest rate of 5.5% and has a maturity of five years. We anticipate that this financing will close by the end of this year, however, there is no assurance that we will consummate the financing within such timeframe or at all.

            While the research and development process has taken longer than we expected, it is management's belief that substantial value has been created and that the eventual value of the UltraCard technology, once commercialized, will have been worth the wait. The decision to stay the course has not been without controversy and criticism. In fact, many venture capital companies ("VC's") establish rigorous budgets and milestones for development stage companies to achieve, and if they do not meet these milestones, many companies are abandoned. We believe that many VC's take the position that it is better to spread their risk and invest in several technologies simultaneously on the basis that one technology will be successfully commercialized and help them recoup their other losses. Management believes, however, that UltraCard is a unique opportunity that not only represents a transforming technology, but may also redefine the entire card industry. We believe that once commercialized, the UltraCard technology, will create an opportunity for the standard plastic card to deliver value-add software and services on the card, thereby transforming the card industry (which is currently a low-margin, commodity-based business) into a high-margin, profitable industry.

            While our business strategy depends upon the commercialization of the UltraCard technology, over the past four years we have entered into various agreements other than the acquisition of UltraCard. This strategy was designed to enhance the UltraCard technology and position Upgrade as both a hardware company and software company. The acquisition of a majority stake in cQue Corporation (formerly Centurion) and the acquisition-in-process of Rockster are intended to build on providing value-add software solutions for a smartcard environment.

            cQue Corporation has a suite of modular application software based on Microsoft standards that work with smart cards and biometric devices to provide multi-system connectivity, user communication, data presentation, and system security. While most of the cQue software was designed to streamline and improve processes within the healthcare services industry, the core components have been adapted for multiple uses. The inclusion of Ultracard gives cQue a competitive advantage. We are pleased to inform shareholders that the core software has been developed and has been beta tested. We expect that it will be commercially available in 2003. The initial product does not yet incorporate UltraCard, but cQue intends to integrate the UltraCard into its software as soon as UltraCard is commercially available.

            Because of the level of demand for cQue's products internationally, cQue is planning for the internationalization of its offerings. This includes creating a core internationalized version incorporating Microsoft's Unicode to support double-byte characters found in Asian languages, tables that enable deployment in any language supported by Microsoft Windows 2000 or higher operating system, and interfaces for localized medical content. We anticipate this internationalized version will also be made available during 2003 to support UltraCard market opportunities worldwide.

            Management believes that Rockster's business plan is substantially synergistic with Upgrade and entails the development of software that enables file transfer via the internet. Once again, we believe that the UltraCard technology will provide a unique way to monetize a specific transaction making possible "micro payment" transactions over the internet. We believe that Rockster is an exciting application for the UltraCard, and once UltraCard is commercialized, Upgrade intends to assist Rockster's efforts to become a successful company.

            Management looks forward to 2003 with expectations of finally realizing on five years of hard work and dedication by many people, including supportive shareholders that have held on to and continue to share the vision and conviction that has defined Upgrade since inception.

On behalf of the Board of Directors


Daniel S. Bland
Chairman, President & CEO

About Upgrade:

Upgrade International Corp.through its ownership interest in UltraCard Inc. and cQue Corporation is engaged in the development and commercialization of a patented ultra high-capacity portable data storage technology. UltraCard's patented method for using existing hard disk storage technology is designed to provide both highly durable media in a credit card format and an inexpensive read/write device that management believes will become the next generation in personal portable data storage for a broad range of existing and new markets. Management believes that the UltraCard technology will potentially provide numerous industrial users with a combination of high levels of security and a greater amount of personal transportable data storage at the lowest cost in the industry. In addition, the acquisition and development of existing smartcard solution providers represents a strategic market strategy designed to accelerate the integration of the technology inherent in the UltraCard into existing and newly developing markets.

            Except for the historical information presented in this document, Upgrade's news release contains statements that are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "will", "intends", "should", "estimates," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.. These forward-looking statements include, but are not limited to, statements regarding the anticipated benefits of proposed or future agreements and acquisitions, future operating results, future prospects, the capabilities and capacities of our business operations, any financial or other guidance, and all statements that are not based on historical fact. The ultimate correctness of these forward-looking statements is dependent upon a number of known and unknown risks and events, and is subject to various uncertainties, and other factors that may cause our actual results, performance, or achievements to be different from any future results, performance, or achievements expressed or implied by these statements. The following important factors, among others, could affect future results and events, cause those results and events to differ materially from those expressed or implied in our forward-looking statements:

        o our ability to successfully negotiate definitive agreements and to consummate agreements and acquisitions, including our proposed agreement with Kaifa, our proposed acquisition of Rockster, and any proposed financing or licensing agreements;
        o     our ability to continue as a "going concern;"
        o     our ability to commercialize the UltraCard technology;
        o     our ability to protect our intellectual property;
        o any adverse effect or limitations caused by governmental regulations;
        o     market acceptance of our products;

        o     any increased competition in business; and
        o other factors that we may not have currently identified or quantified.

            For a further description of various risks, relevant factors, and uncertainties that could cause future results or events to differ materially from those expressed or implied in our forward-looking statements, see our filings with the Securities and Exchange Commission. Upgrade undertakes no obligation to publicly update or revise the forward-looking statements made in this news release to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events.

CONTACT:

For Upgrade International Corp.
Investor Relations
Daniel S. Bland or Howard A. Jaffe
e-mail: ir@upgd.com